Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

SAP America, Inc. 401(k) Plan:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-41762 and 333-63496) of SAP SE of our report dated June 29, 2015, with respect to the statement of net assets available for benefits of SAP America, Inc. 401(k) Plan as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2015 annual report on Form 11-K of SAP America, Inc. 401(k) Plan.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 27, 2016